December 1, 2017
Stewart Stockdale
Dear Stewart,
JGWPT Holdings Inc. (the “Company”), in connection with the Company’s pending bankruptcy proceedings, is hereby offering you the following amended terms to the Employment Agreement, dated July 27, 2014, by and between you and the Company (the “Employment Agreement”). Capitalized terms not specifically defined herein shall have the meaning set forth in the Joint Pre-Packaged Plan of Reorganization of Orchard Acquisition Company, LLC and its Debtor Affiliates, dated December 1, 2017 (as may be amended, supplemented or otherwise modified from time to time, the “Plan”).
This letter serves as an amendment to the Employment Agreement.

1.
Effective as of the Plan’s Effective Date, the rights, privileges and obligations of the parties pursuant to the Employment Agreement, as set forth therein, shall terminate and be of no further force or effect, except (a) with respect to Section 10(i) and Section 11 through and including Section 25 of the Employment Agreement, which shall each remain in full force and effect on and after the Effective Date and (b) as specifically set forth in paragraph 3 below.

2.
As set forth in the Plan, you and the Required Consenting Lenders have agreed to negotiate in good faith regarding the terms of a new employment agreement to be entered into between you and Reorganized JGW (the “New Agreement”), to be effective as of the Effective Date.

3.
In the event that the New Agreement is not entered into and effective as of the Effective Date, you shall be entitled, in the event of your resignation (with or without Good Reason (as defined in the Employment Agreement)) or a termination of your employment by Reorganized JGW without Cause (as defined in the Employment Agreement), to receive severance (the “Severance Payment”) in an amount equal to one million four hundred thousand dollars ($1,400,000) (paid in equal installments during the twenty-four (24) months following your termination pursuant to Reorganized JGW’s regular payroll practices), subject to your compliance with your obligations set forth in Section 10(i) (Conditions to Payment), Section 13 (Non-Competition and Non-Solicitation), Section 14 (Nondisclosure) and Section 15 (Inventions) of the Employment Agreement.

4.
Each of Reorganized JGW, the Company and each of their respective subsidiaries (collectively, the “Company Group”) shall be jointly and severally liable to perform the obligations under this amendment.

5.
Each member of the Company Group represents and warrants that the person who executes this amendment on behalf of such member has been duly authorized by such member to execute this amendment on behalf of such member and that such authority has been validly obtained in accordance with the articles of incorporation and bylaws (or other organizational documents) of such member, and the applicable laws of the state of organization.

Please acknowledge your acceptance of this amendment to the Employment Agreement by signing in the space provided below and returning a copy to me directly. Your acceptance will hereby amend your Employment Agreement, effective as of the Effective Date.

If you have any questions regarding this offer, please feel free to contact me directly at
Sincerely,
/s/ Stephen A. Kirkwood
Stephen A. Kirkwood
EVP, Chief Legal & Compliance Officer

I agree to the amendment of my Employment Agreement pursuant to the terms set forth above.
Accepted:     /s/ Stewart Stockdale_______________        Date:    December 1, 2017
Stewart Stockdale                    December 1, 2017